ADDITIONAL ANSWERS TO FORM N-SAR
                                      for
                       STATE STREET RESEARCH EQUITY TRUST

Item 77: Attachments

SUB-ITEM 77I: Terms of new or amended securities

(a) Not applicable. No rights of the holders of any class of the registrant's securities have been materially modified.

(b) On April 3, 2003, State Street Research Mid-Cap Value Fund and State Street Research Global Resources Fund (both series of the registrant) began offering Class R shares.

      Class R shares have no initial sales charge. Class R shares pay annual distribution and sevice fees of 0.50%.